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                                                                     EXHIBIT 4.6


                          STARWOOD LODGING CORPORATION
                             1995 SHARE OPTION PLAN
                  (AMENDED AND RESTATED AS OF AUGUST 17, 1995)



                                I.  INTRODUCTION

1.1 PURPOSES AND GENERAL. The purposes of the 1995 Share Option Plan (the "Plan") of Starwood Lodging Corporation (the "Corporation") are to align the interests of the Corporation's shareholders and the recipients of options under this Plan by increasing the proprietary interest of such recipients in the Corporation's growth and success and to advance the interests of the Corporation by attracting and retaining officers, key employees, consultants and advisers, as well as qualified persons for service as directors of the Corporation ("Directors"). For purposes of this Plan, references to employment by or service as a consultant, adviser or director of the Corporation shall also mean employment by or service as a consultant, advisor or director of a subsidiary of the Corporation.

         This Plan seeks to accomplish the foregoing purposes by providing a means whereby options to purchase from the Corporation shares of common stock, par value $.01 per share, of the Corporation ("Corporation Shares") and options to purchase from the Corporation shares of beneficial interest, par value $.01 per share, of Starwood Lodging Trust ("Trust Shares") may be granted in accordance with Section II to eligible persons and shall be granted, in accordance with Section III, to Directors. Pursuant to an Agreement dated June 25, 1980, as amended, between the Corporation and Starwood Lodging Trust (the "Trust"), all outstanding Corporation Shares and Trust Shares are paired on a one-for-one basis and trade as units consisting of one Corporation Share and one Trust Share ("Paired Shares"). Accordingly, each option to purchase Corporation Shares (a "Corporation Share Option") shall be paired with an option to purchase an equal number of Trust Shares (a "Trust Share Option" and each such paired Corporation Share Option and Trust Share Option is herein referred to as a "Paired Option").

         Each Paired Option may be exercised, terminated, cancelled, forfeited, transferred or otherwise disposed of only in units consisting of Paired Shares. Accordingly, a Corporation Share Option, or portion thereof, may be exercised, terminated, cancelled, forfeited, transferred or otherwise disposed of only in connection with, and to the same extent as, the exercise, termination, cancellation, forfeiture, transfer or other disposition of a Trust Share Option. Each Corporation Share Option constituting part of a Paired Option may be either an

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incentive share option or a non-qualified share option.  An incentive share option shall mean a Corporation Share Option that meets the requirements of
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or any successor provision, which is intended by the Committee (as defined below) to constitute an incentive share option. Each Trust Share Option constituting part of a Paired Option shall be a non-qualified share option.

1.2 ADMINISTRATION. This Plan shall be administered by a committee (the "Committee") designated by the Board of Directors of the Corporation (the "Board") consisting of two or more members of the Board, each of whom shall be a "disinterested person" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and an "outside director" within the meaning of Section 162(m) of the Code, subject to any transition rules applicable to the definition of outside director.

         The Committee may, subject to the terms of this Plan, select eligible persons to be granted Paired Options in accordance with Section II and shall determine the number of Paired Shares subject to each such Paired Option. The Committee shall, subject to the terms of this Plan, determine the exercise price of each Paired Option granted hereunder, including the portion of the exercise price of such Paired Option which is attributable to the Corporation Share Option and the Trust Share Option, respectively, the time and conditions of exercise of such Paired Option and all other terms and conditions of such Paired Option, including, without limitation, the form of the Agreement representing such Paired Option. The Committee may, in its sole discretion and for any reason at any time, accelerate the exercisability of any Paired Option. The Committee shall, subject to the terms of this Plan, interpret this Plan and the application thereof, establish rules and regulations it deems necessary or desirable for the administration of this Plan and may impose, incidental to the grant of a Paired Option, conditions with respect to the grant, such as limiting competitive employment or other activities. All such interpretations, rules, regulations and conditions shall be conclusive and binding on all parties. Each Paired Option shall be evidenced by a written Agreement (an "Agreement") between the Corporation and the optionee setting forth the terms and conditions applicable to such Paired Option.

         The Committee may delegate some or all of its power and authority hereunder to the Chief Executive Officer or Chief Operating Officer or other executive officer of the Corporation





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as the Committee deems appropriate; provided, however, that the Committee may not delegate its power and authority with regard to (i) the grant of a Paired Option to any person who is a "covered employee" within the meaning of Section 162(m) of the Code or who, in the Committee's judgment, is likely to be a covered employee at any time during the period a Paired Option granted to such employee would be outstanding or (ii) the selection for participation in this Plan of an officer or other person subject to Section 16 of the Exchange Act or decisions concerning the timing, pricing or amount of a grant of a Paired Option to such an officer or other person.

         A majority of the Committee shall constitute a quorum. The acts of the Committee shall be either (i) acts of a majority of the members of the Committee present at any meeting at which a quorum is present or (ii) acts approved in writing by a majority of the members of the Committee without a meeting.

1.3 ELIGIBILITY. Participants in this Plan shall consist of such officers, key employees, consultants, advisers and Directors of the Corporation and its subsidiaries as the Committee in its sole discretion may select from time to time. The Committee's selection of a person to participate in this Plan at any time shall not require the Committee to select such person to participate in this Plan at any other time. Directors shall be also eligible to participate in this Plan in accordance with Section III.

1.4 SHARES AVAILABLE. The number of Paired Shares available for grants of Paired Options under this Plan, other than a Paired Option that includes a Corporation Share Option that is designated as an incentive share option, shall be 1,573,000 (subject to adjustment as provided in Section 4.7) plus eight percent (8%) of the sum of (i) the number of Paired Shares which may be issued upon the exchange of limited partnership units ("Units") in SLT Realty Limited Partnership, a Delaware limited partnership, and SLC Operating Limited Partnership, a Delaware limited partnership to the extent such Units first become outstanding after August 17, 1995 (without reduction for subsequent repurchases, redemptions or similar events involving the Units), plus (ii) the number of Paired Shares which first become outstanding (without reduction for subsequent repurchases, redemptions or similar events involving Paired Shares) after August 17, 1995 (other than by reason of (A) such exchange of Units, (B) the issuance or delivery of Paired Shares pursuant to any employee benefit plan of the Corporation or the Trust or (C) the issuance of Paired Shares which were acquired and held by the Corporation or the Trust prior to their issuance), reduced by





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(iii) the aggregate number of Paired Shares which become subject to (A)
outstanding Paired Options under this Plan, including each Paired Option that includes a Corporation Share Option that is designated as an incentive share option, or (B) outstanding options to purchase Paired Shares under the Trust's 1995 Share Option Plan (the "Trust Plan"). Subject to adjustment as provided in Section 4.7, the number of Paired Shares available for grants of Paired Options that include Corporation Share Options that are designated as incentive share options shall be 1,573,000, reduced by the aggregate number of Paired Shares which become subject to (X) outstanding Paired Options under this Plan, including each Paired Option that does not include a Corporation Share Option that is designated as an incentive share option, or (Y) outstanding options to purchase Paired Shares under the Trust Plan. To the extent that Paired Shares subject to an outstanding Paired Option or an outstanding option to purchase Paired Shares under the Trust Plan are not issued or delivered by reason of the termination, cancellation or forfeiture of any such option or by reason of the delivery of Paired Shares to pay all or a portion of the exercise price of any such option, or to satisfy all or a portion of the tax withholding obligations relating to any such option, then such Paired Shares shall again be available under this Plan.

         Paired Shares to be delivered under this Plan shall be made available
(i) (A) by the Corporation from authorized and unissued Corporation Shares issued by the Corporation directly to the optionee and (B) by the Trust from authorized and unissued Trust Shares issued by the Trust directly to the Corporation for delivery to the optionee, (ii) from authorized and issued Paired Shares acquired and held by the Corporation or (iii) a combination thereof.

         To the extent required by Section 162(m) of the Code and the rules and regulations thereunder, the maximum number of Paired Shares with respect to which Paired Options may be granted during any calendar year to any person shall be 500,000, subject to adjustment as provided in Section 4.7.


                              II.  PAIRED OPTIONS

2.1 GRANTS OF PAIRED OPTIONS. The Committee may, in its discretion, grant Paired Options to such eligible persons as may be selected by the Committee. Each Corporation Share Option, or portion thereof, that is not an incentive share option, shall be a non-qualified share option. Each Paired Option that includes a Corporation Share Option that is designated as an incentive share





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option shall be granted within ten years of the effective date of this Plan.
To the extent that the aggregate fair market value (determined as of the date of grant) of Corporation Shares with respect to which Corporation Share Options designated as incentive share options are exercisable for the first time by a participant during any calendar year (under this Plan or any other plan of the Corporation, or any parent or subsidiary) exceeds the amount (currently $100,000) established by the Code, such Corporation Share Options shall constitute non-qualified share options. The "fair market value" of a Corporation Share shall be that portion of the fair market value of a Paired Share which the Committee determines to be attributable to the Corporation Share by applying in good faith a method of valuation permissible under Section 422 of the Code. The "fair market value" of a Paired Share shall mean the closing transaction price of a Paired Share as reported in the New York Stock Exchange Composite Transactions on the date as of which such value is being determined or, if there shall be no reported transaction on such date, on the next preceding date for which a transaction was reported; provided that if the fair market value of a Paired Share for any date cannot be determined as above provided, fair market value of a Paired Share shall be determined by the Committee by whatever means or method as the Committee, in the good faith exercise of its discretion, shall at such time deem appropriate.

2.2 TERMS OF PAIRED OPTIONS. Paired Options shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable:

         (a) Number of Paired Shares and Purchase Price. The number of Paired Shares subject to a Paired Option and the purchase price per Paired Share purchasable upon exercise of the Paired Option, including the portions of the purchase price of a Paired Share which are attributable to a Corporation Share and a Trust Share, respectively, shall be determined by the Committee; provided, however, that (i) the purchase price per Paired Share shall not be less than 100% of the fair market value of a Paired Share on the date of grant of such Paired Option, (ii) the portion of the purchase price of a Paired Share which the Committee determines to be attributable to a Corporation Share shall not be less than 100% of the fair market value of a Corporation Share on the date of grant of such Paired Option and (iii) the portion of the purchase price of a Paired Share which the Committee determines to be attributable to a Trust Share shall not be less than 100% of the fair market value of a Trust Share on the date of grant of such Paired Option; provided





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further, that if a Corporation Share Option designated as an incentive share option shall be granted to any person who, at the time such incentive share option is granted, owns capital stock possessing more than ten percent of the total combined voting power of all classes of capital stock of the Corporation (or of any parent or subsidiary) (a "Ten Percent Holder"), the purchase price per Corporation Share shall be the price (currently 110% of fair market value of a Corporation Share) required by the Code in order to constitute an incentive share option. The "fair market value" of a Trust Share shall be that portion of the fair market value of a Paired Share which the Committee determines to be attributable to the Trust Share.

         (b) Option Period and Exercisability. The period during which a Paired Option may be exercised shall be determined by the Committee; provided, however, that no Paired Option which includes a Corporation Share Option designated as an incentive share option shall be exercised later than ten years after its date of grant; provided further, that if a Paired Option which includes a Corporation Share Option designated as an incentive share option shall be granted to a Ten Percent Holder, such Paired Option shall not be exercised later than five years after its date of grant. The Committee shall determine whether a Paired Option shall become exercisable in cumulative or non-cumulative installments and in part or in full at any time. An exercisable Paired Option, or portion thereof, may be exercised only with respect to whole Paired Shares.

         (c) Method of Exercise. A Paired Option may be exercised (i) by giving written notice to the Corporation specifying the number of whole Paired Shares to be purchased and accompanied by payment therefor in full (or arrangement made for such payment to the Corporation's satisfaction) either (A) in cash, (B) by delivery of previously owned whole Paired Shares (which the optionee has held for at least six months prior to the delivery of such Paired Shares or which the optionee purchased on the open market and for which the optionee has good title, free and clear of all liens and encumbrances) having a fair market value, determined as of the date of exercise, equal to the aggregate purchase price payable by reason of such exercise, (C) in cash by a broker-dealer acceptable to the Corporation to whom the optionee has submitted an irrevocable notice of exercise or (D) a combination of (A) and (B), in each case to the extent set forth in the Agreement relating to the Paired Option and
(ii) by executing such documents as the Corporation may reasonably request.
The Committee shall have sole discretion to disapprove of an election pursuant to either clause (B) or (C) and in the case of an optionee who is subject to
Section 16 of the Exchange





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Act, the Corporation may require that the method of making such payment be in compliance with Section 16 and the rules and regulations thereunder. Any fraction of a Paired Share which would be required to pay such purchase price shall be disregarded and the remaining amount due shall be paid in cash by the optionee. No certificate representing a Paired Share shall be delivered until the full purchase price therefor has been paid.

2.3       TERMINATION OF EMPLOYMENT OR SERVICE.

         (a) Disability and Death. Subject to paragraph (e) below and unless otherwise specified in the Agreement relating to a Paired Option, if an optionee's employment with the Corporation or service as a consultant, adviser or Director terminates by reason of Disability or death, each Paired Option held by such optionee shall be fully exercisable and may thereafter be exercised by such optionee (or such optionee's executor, administrator, legal representative, beneficiary or similar person, as the case may be) until and including the earliest to occur of (i) the date which is one year (or such other period as set forth in the Agreement relating to such Paired Option) after the effective date of such optionee's termination of employment or service or date of death, as the case may be, and (ii) the expiration date of the term of such Paired Option. For purposes of this Plan, "Disability" shall mean the inability of an optionee substantially to perform such optionee's duties and responsibilities for a continuous period of at least six months.

         (b) Termination for Cause. Subject to paragraph (e) below and unless otherwise specified in the Agreement relating to a Paired Option, if an optionee's employment with the Corporation or service as a consultant, adviser or Director terminates for Cause, each Paired Option held by such optionee, whether or not then exercisable, shall terminate automatically on the effective date of such optionee's termination of employment or service. For purposes of this Plan, "Cause" shall mean embezzlement or misappropriation of funds or other assets, other act of dishonesty, significant activities harmful to the reputation of the Corporation or the Trust, willful refusal to perform or substantial disregard of the duties properly assigned to the optionee (other than as a result of Disability), significant violation of any statutory or common law duty of loyalty to the Corporation or the Trust or a material breach by the optionee of the optionee's employment Agreement with the Corporation, if any.

         (c) Other Termination. Subject to paragraph (e) below and unless otherwise specified in the Agreement relating to a Paired Option, if an optionee's employment with the Corporation or





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service as a consultant, adviser or Director terminates for any reason other than Disability, death or Cause, each Paired Option held by such optionee shall be exercisable only to the extent that such Paired Option is exercisable on the effective date of such optionee's termination of employment or service and may thereafter be exercised by such optionee (or such optionee's legal representative or similar person) until and including the earliest to occur of
(i) the date which is three months (or such other period as set forth in the Agreement relating to such Paired Option) after the effective date of such optionee's termination of employment or service and (ii) the expiration date of the term of such Paired Option.

         (d) Death Following Termination of Employment or Service. Subject to paragraph (e) below and unless otherwise specified in the Agreement relating to a Paired Option, if an optionee dies during the one-year period following termination of employment or service by reason of Disability, or if an optionee dies during the three-month period following termination of employment or service for any other reason other than Disability or Cause (or, in each case, such other period as the Committee may specify in the Agreement relating to a Paired Option), each Paired Option held by such optionee shall be exercisable only to the extent that such Paired Option is exercisable on the date of such optionee's death and may thereafter be exercised by such optionee's executor, administrator, legal representative, beneficiary or similar person, as the case may be, until and including the earliest to occur of (i) the date which is three months (or such other period as set forth in the Agreement relating to such Paired Option) after the date of death and (ii) the expiration date of the term of such Paired Option.

         (e) Termination of Employment - Incentive Share Options. Unless otherwise specified in the Agreement relating to a Paired Option which includes a Corporation Share Option designated as an incentive share option, if the employment with the Corporation of a holder of such a Paired Option terminates by reason of Permanent and Total Disability (as defined in Section 22(e)(3) of the Code) or death, each such Paired Option shall be fully exercisable and may thereafter be exercised by such optionee (or such optionee's executor, administrator, legal representative, beneficiary or similar person, as the case may be) until and including the earliest to occur of (i) the date which is one year (or such shorter period as set forth in the Agreement relating to such Paired Option) after the effective date of such optionee's termination of employment by reason of Permanent and Total Disability or date of death, as the case may be, and (ii) the expiration date of the term of such Paired Option.





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                 Unless otherwise specified in the Agreement relating to a
Paired Option which includes a Corporation Share Option designated as an incentive share option, if the employment with the Corporation of a holder of such a Paired Option terminates for Cause, each such Paired Option, whether or not then exercisable, shall terminate automatically on the effective date of such optionee's termination of employment.

                 If the employment with the Corporation of a holder of a Paired Option which includes a Corporation Share Option designated as an incentive share option terminates for any reason other than Permanent and Total Disability, death or Cause, each such Paired Option shall be exercisable only to the extent such Paired Option is exercisable on the effective date of such optionee's termination of employment and may thereafter be exercised by such holder (or such holder's legal representative or similar person) until and including the earliest to occur of (i) the date which is three months after the effective date of such optionee's termination of employment and (ii) the expiration date of the term of such Paired Option.

                 If the holder of a Paired Option which includes a Corporation Share Option designated as an incentive share option dies during the one-year period following termination of employment by reason of Permanent and Total Disability (or such shorter period as set forth in the Agreement relating to such Paired Option), or if the holder of such a Paired Option dies during the three-month period following termination of employment for any reason other than Permanent and Total Disability or Cause, each such Paired Option held by such optionee shall be exercisable only to the extent such Paired Option is exercisable on the date of the optionee's death and may thereafter be exercised by the optionee's executor, administrator, legal representative, beneficiary or similar person until and including the earliest to occur of (i) the date which is three months after the date of death and (ii) the expiration date of the term of such Paired Option.


                 III.  CERTAIN PROVISIONS RELATING TO DIRECTORS

3.1 ELIGIBILITY. Each Director shall be granted Paired Options in accordance with this Section III. All Corporation Share Options and Trust Share Options included in the Paired Options granted under this Section III shall constitute non-qualified share options.





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3.2   GRANTS OF PAIRED OPTIONS.  Each Director shall be granted Paired Options as follows:

         (a) Time of Grant. On the date of the effectiveness of the Corporation's first public offering of Corporation Shares which occurs subsequent to the adoption of this Plan by the Board and prior to June 30, 1996, and on June 30 of each calendar year beginning in 1996 (or, if later, on the date on which a person is first elected to serve as a Director), each person who is a Director on such date, including each person who has been elected a Director as of such date but who will not begin to serve as a Director until a later date, shall be granted a Paired Option to purchase 6,000 Paired Shares (which amount shall be pro-rated if such person is first elected to serve as a Director on a date other than such effective date or June 30 of a calendar year, as the case may be) at a purchase price per Paired Share equal to 100% of the fair market value of a Paired Share on the date of grant of such Paired Option; provided, however, that the portion of the purchase price of a Paired Share which is attributable to a Corporation Share shall be 100% of the fair market value of a Corporation Share on the date of grant of such Paired Option and the portion of the purchase price of a Paired Share which is attributable to a Trust Share shall be 100% of the fair market value of a Trust Share on the date of grant of such Paired Option.

         (b) Option Period and Exercisability. Each Paired Option granted under this Article III shall be fully exercisable on and after its date of grant, shall expire ten years after its date of grant (notwithstanding termination of service as a Director for any reason prior to such ten-year anniversary date) and may be exercised in whole or in part only with respect to whole Paired Shares. Paired Options granted under this Article III shall be exercisable in accordance with Section 2.2(c).

         (c) Death. If a Director dies while a Paired Option is outstanding, such Paired Option may thereafter be exercised by such Director's executor, administrator, legal representative, beneficiary or similar person, as the case may be, until and including the expiration date of the term of such Paired Option.


                                  IV.  GENERAL

4.1 EFFECTIVE DATE AND TERM OF PLAN. This Plan shall be submitted to the shareholders of the Corporation for approval within one year after the date of approval by the Board and, if approved by a majority of all the votes cast at a meeting of





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shareholders at which a quorum is present, shall become effective as of the date of approval by the Board. No Paired Option may be exercised prior to the date of such shareholder approval. This Plan shall terminate ten years after its effective date unless terminated earlier by the Board. Termination of this Plan shall not affect the terms or conditions of any Paired Option granted prior to termination.

         Paired Options may be granted hereunder at any time prior to the termination of this Plan, provided that no Paired Option may be granted later than ten years after the effective date of this Plan. In the event that this Plan is not approved by the shareholders of the Corporation within one year after the date of approval by the Board, this Plan and any Paired Options granted hereunder shall be null and void.


4.2 AMENDMENTS. The Board may amend this Plan as it shall deem advisable, subject to any requirement of shareholder approval required by applicable law, rule or regulation including Rule 16b-3 under the Exchange Act and Sections 162(m) and 422 of the Code; provided, however, that the number of Paired Shares subject to a Paired Option granted to Directors pursuant to Article III, the purchase price therefor, the date of grant of any such Paired Option, and the category of persons eligible to be granted such Paired Options shall not be amended more than once every six months, other than to comply with changes in the Code and the Employee Retirement Income Security Act of 1974, as amended, or the rules and regulations thereunder; and provided further, that any amendment with respect to the persons eligible to participate in this Plan or the number of Paired Shares available for grants of Paired Options under this Plan shall not be effective without shareholder approval of such amendment within 12 months before or after the date such amendment is approved by the Board. No amendment may impair the rights of a holder of an outstanding Paired Option without the consent of such holder.

4.3 AGREEMENT. No Paired Option may be exercised until an Agreement is executed by the Corporation and the optionee and, upon execution by the Corporation and the optionee and delivery of the Agreement to the Corporation, such Paired Option shall be effective as of the effective date set forth in the Agreement.

4.4 NON-TRANSFERABILITY. No Paired Option hereunder shall be transferable other than (i) by will or the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Corporation or
(ii) in the case of a Paired Option which does not include a Corporation Share Option designated as an incentive share option, as otherwise permitted





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
under Rule 16b-3 under the Exchange Act as set forth in the Agreement relating to such Paired Option. Except to the extent permitted by the foregoing sentence, each Paired Option may be exercised during the optionee's lifetime only by the optionee or the optionee's legal representative or similar person. Except as permitted by the second preceding sentence, no Paired Option shall be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of any Paired Option such Paired Option and all rights thereunder shall immediately become null and void.

4.5 TAX WITHHOLDING. The Corporation shall have the right to require, prior to the delivery of any Paired Shares, payment by the optionee of any Federal, state, local or other taxes which may be required to be withheld or paid in connection with a Paired Option hereunder. An Agreement may provide that the optionee may satisfy any such obligation by any of the following means: (A) a cash payment to the Corporation, (B) delivery to the Corporation of previously owned whole Paired Shares (which the optionee has held for at least six months prior to the delivery of such Paired Shares or which the optionee purchased on the open market and for which the optionee has good title, free and clear of all liens and encumbrances) having an aggregate fair market value, determined as of the date the obligation to withhold or pay taxes arises in connection with the Paired Option (the "Tax Date"), equal to the amount necessary to satisfy any such obligation, (C) a cash payment by a broker-dealer acceptable to the Corporation to whom the optionee has submitted an irrevocable notice of exercise or (D) any combination of (A) and (B), in each case to the extent set forth in the Agreement relating to the Paired Option; provided, however, that the Committee shall have sole discretion to disapprove of an election pursuant to any of clauses (B)-(D) and that in the case of an optionee who is subject to Section 16 of the Exchange Act, the Corporation may require that the method of satisfying any such obligation be in compliance with Section 16 and the rules and regulations thereunder. An Agreement may provide for Paired Shares to be delivered having a fair market value in excess of the minimum amount required to be withheld, but not in excess of the amount determined by applying the optionee's maximum marginal tax rate. Any fraction of a Paired Share which would be required to satisfy such an obligation shall be disregarded and the remaining amount due shall be paid in cash by the optionee.





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4.6       RESTRICTIONS ON PAIRED SHARES.  Each Paired Option hereunder shall be subject to the requirement that if at any time the Corporation determines that the listing, registration or qualification of the Paired Shares subject to such Paired Option upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the delivery of Paired Shares thereunder, such Paired Shares shall not be delivered unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained, free of any conditions not acceptable to the Corporation. The Corporation may require that certificates evidencing Paired Shares delivered pursuant to any Paired Option bear a legend indicating that the sale, transfer or other disposition thereof by the holder is prohibited except in compliance with the Securities Act of 1933, as amended, and the rules and regulations thereunder.

         Notwithstanding any other provision hereunder, no Paired Option hereunder shall be exercisable if, as a result of either the ability to exercise or the exercise of such Paired Option, the Trust would not satisfy the REIT Requirements in any respect. For purposes of the preceding sentence, "REIT Requirements" shall mean the requirements for the Trust to (i) qualify as a real estate investment trust under the Code and the rules and regulations promulgated thereunder, (ii) retain its status as grandfathered pursuant to
Section 132(c)(3) of the Deficit Reduction Act of 1984 and (iii) retain the benefits of that certain private letter ruling issued by the Internal Revenue Service to the Trust dated as of January 4, 1980.

4.7 ADJUSTMENT. In the event of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of Paired Shares other than a regular cash dividend, the number and class of securities available under this Plan, the number and class of securities subject to each outstanding Paired Option, the purchase price per security, and the number of securities subject to each Paired Option to be granted to Directors pursuant to Article III shall be appropriately adjusted by the Committee, such adjustments to be made in the case of outstanding Paired Options without an increase in the aggregate purchase price. The decision of the Committee regarding any such adjustment shall be final, binding and conclusive. If any adjustment would result in a fractional security being (i) available under this Plan, such fractional security shall be disregarded, or (ii) subject to a Paired Option





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
under this Plan, the Company shall pay the optionee, in connection with the first exercise of the Paired Option in whole or in part, occurring after such adjustment, an amount in cash determined by multiplying (A) the fraction of such security (rounded to the nearest hundredth) by (B) the excess, if any, of
(x) the fair market value of a Paired Share on the exercise date over (y) the exercise price of the Paired Option.

         With respect to any optionee who is subject to Section 16 of the Exchange Act and notwithstanding the exercise periods set forth in paragraphs
(a), (c) and (d) of Section 2.3, paragraph (b) of Section 3.2 or as set forth pursuant to such paragraphs in any Agreement to which such optionee is a party (or as may be set forth in any Agreement pursuant to paragraph (b) of Section 2.3), in the event (i) the Corporation is involved in a business combination which is intended to be treated as a pooling of interests for financial accounting purposes (a "Pooling Transaction") or pursuant to which such optionee receives a substitute option to purchase securities of any entity, including an entity directly or indirectly acquiring the Corporation, and (ii) such optionee's employment with the Corporation or service as a Director is terminated during the nine-month period beginning three months prior to the consummation of such business combination, then each Paired Option (or option in substitution thereof) held by such optionee shall be exercisable to the extent set forth in such paragraphs until and including the latest of (x) the date set forth pursuant to the then applicable paragraph of Section 2.3 or 3.2, as the case may be, (y) the date which is six months and one day after the consummation of such business combination and (z) the date which is ten business days after the date of expiration of any period during which such optionee may not dispose of a security issued in the Pooling Transaction in order for the Pooling Transaction to be accounted for as a pooling of interests.

4.8 NO RIGHT OF PARTICIPATION OR EMPLOYMENT. No person shall have any right to participate in this Plan. Neither this Plan nor any Paired Option granted hereunder shall confer upon any person any right to continued employment by the Corporation, any subsidiary or any affiliate of the Corporation or affect in any manner the right of the Corporation, any subsidiary or any affiliate of the Corporation to terminate the employment of any person at any time without liability hereunder.

4.9 RIGHTS AS SHAREHOLDER. No person shall have any rights as a shareholder of the Corporation with respect to any Corporation Shares or Trust Shares which are subject to a Paired Option hereunder until such person becomes a shareholder of record with respect to such Corporation Shares and Trust Shares.

4.10 DESIGNATION OF BENEFICIARY. If permitted by the Corporation, an optionee may file with the Committee a written designation of one or more persons as such optionee's beneficiary or beneficiaries (both primary and contingent) in the event of the optionee's death. To the extent an outstanding Paired Option granted hereunder is exercisable, such beneficiary or beneficiaries shall be entitled to exercise such Paired Option.

         Each beneficiary designation shall become effective only when filed in writing with the Committee during the optionee's lifetime on a form prescribed by the Committee. The spouse of a married optionee domiciled in a community property jurisdiction shall join in any designation of a beneficiary other than such spouse. The filing with the Committee of a new beneficiary designation shall cancel all previously filed beneficiary designations.

         If an optionee fails to designate a beneficiary, or if all designated beneficiaries of an optionee predecease the optionee, then each outstanding Paired Option hereunder held by such optionee, to the extent exercisable, may be exercised by such optionee's executor, administrator, legal representative or similar person.

4.11 GOVERNING LAW. This Plan, each Paired Option hereunder and the related Agreement, and all determinations made and actions taken pursuant thereto, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of California and construed in accordance therewith without giving effect to principles of conflicts of laws.

4.12 TERMINATION OF PAIRING AGREEMENT. Notwithstanding anything in this Plan to the contrary, if at any time the Agreement dated June 25, 1980, by and between the Corporation and the Trust, pursuant to which Corporation Shares and Trust Shares are paired on a share-for-share basis, is terminated for any reason and as a result of such termination Corporation Shares and Trust Shares no longer are required to be transferred together, then concurrently with such termination (i) Paired Options will no longer be granted hereunder; (ii) only Corporation Share Options may thereafter be granted hereunder; (iii) each then outstanding Paired Option shall constitute a wholly separate and independent Corporation Share Option and Trust Share Option and the Corporation, in its discretion, may require that each

Agreement evidencing a Paired Option be returned to the Corporation for cancellation in exchange for separate agreements evidencing the Corporation Share Option and Trust Share Option subject to such Paired Option; (iv) Corporation Share Options and Trust Share Options shall no longer be required to be exercised, terminated, cancelled, forfeited, transferred or otherwise disposed of together; and (v) the "fair market value" and the "closing price" of the Corporation Shares and Trust Shares as used herein shall thereafter be deemed to refer, respectively, to the fair market value and the closing price of a Corporation Share and a Trust Share.





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